Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment Number 1 to the Registration Statement on Form S-3 of our report dated March 28, 2019 with respect to the consolidated financial statements of Capricor Therapeutics, Inc. as of December 31, 2018 and 2017, and for each of the two years in the period ended December 31, 2018. Our report relating to the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Registration

Statement.

/s/ Rose, Snyder & Jacobs LLP

Rose, Snyder & Jacobs LLP

Encino, California

July 17, 2019